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                                                                    EXHIBIT 99.1


              MEXICAN RESTAURANTS INC. ANNOUNCES BOARD OF DIRECTOR
                DECISION ON EFFORTS TO INCREASE SHAREHOLDER VALUE


Friday, October 26, 2001, 5:00 p.m.
Business Wire


HOUSTON--(BUSINESS WIRE)--Oct. 26, 2001--Mexican Restaurants Inc. (Nasdaq:CASA) announced today that the board of directors has accepted the recommendation of its financial advisors to reject, as inadequate, all indications of interest received by the company. The board further accepted the recommendations of its financial advisors that the company continue its focus on improving operations and paying down debt, and that it explore other options for increasing shareholder value at a later date.

The company's chairman of the board, Louis P. Neeb, in commenting on the board's decisions, said, "Based on these recommendations, and the company's current improving results, the board felt it was important for shareholder value to continue the company's focus on operations and enhancing cash flow." Neeb added, "During the year the company has reduced debt by approximately $1.3 million, including $750,000 in the third fiscal quarter."

Curt Glowacki, the company's president and chief executive officer, added, "Although we will not be releasing earnings information for the third fiscal quarter until early November, we are pleased with the company's operating results. Same restaurant sales were positive in all interim periods of the third quarter, and they remain positive in the first three weeks of the current quarter."

Mexican Restaurants Inc. operates and franchises 88 Mexican restaurants. The current system includes 53 company-operated restaurants and 35 franchisee operated restaurants.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: accelerating growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the company. The use of words such as "believes", "anticipates", "expects", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the company in this press release and in the company's Annual Report and Form 10-K for the fiscal year ended Dec. 31, 2000 that attempt to advise interested parties of the risks and factors that may affect the company's business.

Special Note Regarding Forward-Looking Statements
Contact:   Mexican Restaurants, Inc.
           Andrew J. Dennard
           (713) 943-7574